Exhibit 21.1

List of Significant Subsidiaries

Entity	Jurisdiction
Shenzhen Jayud Logistics Technology Co., Ltd.	People’s Republic of China
Shenzhen Jiayuda International Logistics Co., Ltd.	People’s Republic of China
Shenzhen Jiayuda Trading Co., Ltd.	People’s Republic of China
Xuchang Jayud Supply Chain Management Co., Ltd.	People’s Republic of China
Shenzhen Jiayuda Customs Declaration Co., Ltd.	People’s Republic of China
Shenzhen Xinyuxiang Import & Export Co., Ltd.	People’s Republic of China
Shenzhen Jiayuda Global Supply Chain Co., Ltd.	People’s Republic of China
Shenzhen Jiayuda E-Commerce Technology Co., Ltd.	People’s Republic of China
Nanjing Jiayuda Logistics Co., Ltd.	People’s Republic of China
Shaanxi Jiayuda Supply Chain Management Co., Ltd.	People’s Republic of China